Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS

Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES FOURTH QUARTER 2008 RESULTS
FLINT, MICHIGAN, January 22, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $195.4 million for the three months ended December 31, 2008, compared with a net loss of $7.2 million for the third quarter of 2008 and net income of $28.0 million for the fourth quarter of 2007. For the year ended December 31, 2008, Citizens recorded a net loss of $393.1 million compared with net income of $100.8 million for the same period of 2007. The decreases were primarily the result of a non-cash valuation allowance of $136.6 million against deferred tax assets and higher provision for loan losses. Additionally, the decrease from the full year of 2007 included the result of the goodwill impairment charge, credit writedown and fair-value adjustments recorded in the second quarter of 2008.
On December 12, 2008, Citizens issued fixed rate cumulative perpetual preferred stock (“preferred stock”) and ten-year warrants (“warrants”) to purchase up to 17,578,125 shares of Citizens’ common stock to the U.S. Department of the Treasury that together totaled $300.0 million. The preferred stock was recorded at a fair value of $265.9 million, which will be accreted up to the $300.0 million par value over the estimated term of five years. As a result, Citizens recorded a $0.2 million dividend to the preferred shareholders. While this did not affect total shareholders’ equity or the book value of the common stock, it increased the net loss attributable to common shareholders and affected the calculation of basic and diluted net loss per common share for the three and twelve months ended December 31, 2008.
After incorporating the aforementioned $0.2 million dividend to the preferred shareholders, Citizens reported a net loss attributable to common shareholders of $195.6 million for the three months ended December 31, 2008. Diluted net income (loss) per share was $(1.56), compared with $(0.20) for the third quarter of 2008 and $0.37 for the fourth quarter of 2007. Annualized returns on average assets and average equity during the fourth quarter of 2008 were (5.94)% and (49.86)%, respectively, compared with (0.22)% and (1.84)% for the third quarter of 2008 and 0.83% and 7.11% for the fourth quarter of 2007. For the year ended December 31, 2008, Citizens recorded a net loss attributable to common shareholders of $405.0 million, or $(4.30) per diluted share, compared with net income of $100.8 million or $1.33 per diluted share for the full-year of 2007.
“This past year was extremely difficult, presenting unprecedented economic challenges for the banking industry. While these challenges had a negative impact on our results, we believe we’ve taken the necessary steps to emerge from this turmoil poised to profitably grow our franchise over the long-term. Our internal credit stress-test analyses, based on industry peak and worse-than-industry-peak scenarios, indicate that Citizens is solidly positioned with sufficient capital and liquidity to manage through this uncertain credit market,” stated William R. Hartman, chairman, president and chief executive officer. “While we can’t control the economic forces working against us, we will continue facing them head-on, maintaining sound operating fundamentals, and providing clients with the extraordinary service which has been our hallmark since 1871,“ continued Hartman.
“The U.S. Department of Treasury’s investment in our bank has enabled us to enhance our capital and liquidity positions and our lending capabilities. Throughout the financial crisis we have continued lending and this investment expands our ability to respond to our customers’ needs now and after demand improves. Additionally, our participation in the FDIC Transaction Account Guarantee Program provides 100% coverage for our non-interest bearing depositors. We believe these actions benefit the many communities we serve,” Hartman concluded.

Key Highlights in the Quarter:
•	Total deposits at December 31, 2008 increased $46.3 million or less than 1% over September 30, 2008 and increased $750.5 million or 9.0% over December 31, 2007. This represents the fifth consecutive quarter of total deposit growth.

•	Citizens continues to hold excess short-term (liquid) assets at December 31, 2008. Citizens’ parent company cash resources totaled $261.4 million at December 31, 2008 as compared with $270.3 million at September 30, 2008. The parent company’s interest and preferred dividend payment obligations are approximately $35 million annually and, therefore, Citizens believes its parent company has more than adequate long-term liquidity.

•	Citizens continues to maintain strong pre-tax pre-provision core operating earnings, with $38.1 million for the fourth quarter of 2008, compared with $40.6 million for the third quarter of 2008 and $42.7 million for the fourth quarter of 2007.

•	At year end Citizens regulatory capital ratios were higher than third quarter and continue to exceed the “well-capitalized’ designation. As of December 31, 2008, Citizens’ estimated regulatory capital ratios are as follows:
o	Tier 1 – 12.26%

o	Total Capital – 14.55%

o	Tier 1 Leverage – 9.65%
•	The allowance for loan losses at December 31, 2008 increased to $255.3 million or 2.80% of portfolio loans, compared with $217.7 million or 2.32% at September 30, 2008. The provision for loan losses for the fourth quarter of 2008 was $118.6 million, compared with $58.4 million for the third quarter of 2008. The increase in the provision for loan losses was primarily due to $45.3 million in gross charge-offs on four large commercial loans (higher than anticipated) and the continued migration of commercial real estate loans to nonperforming status. Net charge-offs for the fourth quarter of 2008 totaled $81.0 million, compared with $22.4 million for the third quarter of 2008.

•	Citizens recorded a non-cash valuation allowance of $155.7 million against deferred tax assets under SFAS 109, “Accounting for Income Taxes,” during the fourth quarter of 2008. The valuation allowance was recorded as a $136.6 million income tax provision and $19.1 million as a reduction to the other comprehensive income component of shareholders’ equity primarily due to the significant loss Citizens experienced in 2008 reflecting the decreased likelihood that Citizens will be able to recognize the full benefit of its deferred tax assets.
Balance Sheet
Total assets at December 31, 2008 were $13.1 billion, essentially unchanged from September 30, 2008 and December 31, 2007.
Investment securities at December 31, 2008 totaled $2.4 billion, an increase of $228.8 million or 10.6% over September 30, 2008 and an increase of $126.1 million or 5.6% over December 31, 2007. The increase over September 30, 2008 was primarily the result of investing the proceeds of the aforementioned fourth quarter of 2008 preferred stock issuance into securities that can be pledged as collateral for funding of future loans, partially offset by using portfolio cash flow to reduce short-term borrowings. Given the timing of the preferred stock issuance in mid-December 2008, Citizens invested the proceeds in highly liquid securities to ensure availability as customer demand for loans increases. In addition to the aforementioned factors, the variance from December 31, 2007 reflects the use of portfolio cash flow to fund commercial loan growth during 2008. Citizens did not have any other-than-temporary impairment charges during the fourth quarter of 2008.
The following table displays the total commercial loan portfolio by segment at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.

Commercial Loan Portfolio

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
in millions	2008	2008	2008	2008	2007
Land Hold	$45.0	$48.3	$49.8	$61.6	$63.8
Land Development	132.7	125.0	128.2	159.2	167.8
Construction	263.5	364.2	344.1	370.7	342.6
Income Producing	1,556.2	1,533.2	1,569.9	1,567.3	1,526.0
Owner-Occupied	967.3	999.6	1,009.3	1,015.6	997.0

Total Commercial Real Estate	2,964.7	3,070.3	3,101.3	3,174.4	3,097.2
Commercial and Industrial	2,602.4	2,703.7	2,703.8	2,653.8	2,557.1

Total Commercial Loans	$5,567.1	$5,774.0	$5,805.1	$5,828.2	$5,654.3

Total commercial loans at December 31, 2008 decreased $206.9 million or 3.6% from September 30, 2008 and decreased $87.2 million or 1.5% from December 31, 2007. The decrease from September 30, 2008 was primarily the result of reducing balances on approximately $85 million of certain asset-based and large participated loans with narrow margins and $68.9 million of gross charge-offs. The decrease from December 31, 2007 was primarily the result of the aforementioned decrease during the fourth quarter of 2008 and transferring $86.2 million of nonperforming commercial real estate loans to loans held for sale during the second quarter of 2008, partially offset by new relationships in all of Citizens’ markets during 2008.
Residential mortgage loans at December 31, 2008 totaled $1.3 billion, essentially unchanged from September 30, 2008 and a decrease of $182.4 million or 12.6% from December 31, 2007. The decline was primarily the result of weak consumer demand in Citizens’ markets, the sale of more than 70% of new mortgage originations into the secondary market, and transferring $41.7 million of nonperforming residential mortgage loans to loans held for sale during the second quarter of 2008.
Direct consumer loans, which are primarily home equity loans, were $1.5 billion at December 31, 2008, essentially unchanged from September 30, 2008 and a decrease of $120.2 million or 7.6% from December 31, 2007. The decrease was due to weak consumer demand, which is being experienced throughout the industry.
Indirect consumer loans, which are primarily marine and recreational vehicle loans totaled $820.5 million at December 31, 2008, a decrease of $22.6 million or 2.7% from September 30, 2008 as a result of the anticipated seasonal decline in consumers’ interest for indirect products. Indirect consumer loans were essentially unchanged from December 31, 2007.
Loans held for sale at December 31, 2008 were $91.4 million, a decrease of $15.2 million or 14.2% from September 30, 2008 and an increase of $15.5 million or 20.5% over December 31, 2007. The decrease from September 30, 2008 was primarily the result of transferring loans to other real estate owned (“ORE”) due to nonpayment issues. The increase over December 31, 2007 was primarily the result of transferring $92.8 million in nonperforming commercial real estate and residential mortgage loans to loans held for sale during the second quarter of 2008, partially offset by a decrease in residential mortgage origination volume awaiting sale in the secondary market as a result of faster funding through Citizens’ alliance with PHH Mortgage, which began in the first quarter of 2008 and, to a lesser extent; a decline in commercial loans held for sale due to customer paydowns, adjustments to reflect current fair-market value, and transfers to ORE.
Goodwill at December 31, 2008 was $597.2 million, unchanged from September 30, 2008 and a decrease of $178.1 million or 23.0% from December 31, 2007. The decrease was due to a $178.1 million non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2008. As required by SFAS 142, “Goodwill and Other Intangible Assets,” Citizens conducted its annual goodwill impairment test during the fourth quarter of 2008 and concluded there was no additional impairment at this time. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at December 31, 2008 were $9.1 billion, up slightly from September 30, 2008 and an increase of $750.5 million or 9.0% over December 31, 2007. Core deposits, which exclude all time deposits, totaled $4.4 billion at December 31, 2008, a decrease of $105.1 million or 2.3% from September 30, 2008 and an increase of $297.1 million or 7.2% over December 31, 2007. The decrease in core deposits from September 30, 2008 was primarily the result of the migration of funds from lower-cost deposits to time deposits with higher yields and businesses holding lower cash positions. The increase over December 31, 2007 was primarily the result of a new on-balance sheet sweep product for Citizens’ commercial clients introduced in late 2007. Time deposits totaled $4.6 billion at December 31, 2008, an increase of $151.4 million or 3.4% over September 30, 2008 and an increase of $453.4 million or 10.9% over December 31, 2007. The increases were primarily the result of a shift in funding mix from short-term borrowings to longer-term certificates of deposit and brokered deposits, as well as focused deposit generation during 2008.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, decreased $202.7 million or 8.2% from September 30, 2008 to $2.3 billion and decreased $1.2 billion or 34.9% from December 31, 2007. The decreases were primarily the result of a shift in the mix of funding to deposits and the proceeds from the issuance of equity securities in June 2008 being used to pay down debt.
Capital Adequacy and Liquidity
Shareholders’ equity at December 31, 2008 increased $64.5 million or 4.2% over September 30, 2008 to $1.6 billion and increased $23.4 million or 1.5% over December 31, 2007. Shareholders’ equity at December 31, 2008 reflects the issuance of $265.9 million of fixed rate cumulative perpetual preferred stock and $34.1 million of ten-year warrants to purchase up to 17,578,125 shares of Citizens’ common stock to the U.S. Department of the Treasury on December 12, 2008. The increase over September 30, 2008 was primarily the result of the aforementioned preferred stock and warrant issuance, partially offset by the effect of net loss recorded during the fourth quarter of 2008 and an increase in the accumulated other comprehensive loss position due to lower market interest rates and the $19.1 million component of the deferred tax asset valuation allowance. When compared with December 31, 2007, the increase also reflects two actions which occurred during the second quarter of 2008: the issuance of $200.0 million of common stock and preferred stock ($189.0 million net of issuance costs and the underwriting discount) and a goodwill impairment charge, credit writedown and fair-value adjustments that together reduced shareholders’ equity by $205.6 million (after-tax).
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	12/31/08	9/30/08	6/30/08	(in millions)

Tier 1 capital ratio*	6.00%	12.26%	10.88%	10.80%	$616.4
Total capital ratio*	10.00%	14.55%	13.13%	13.03%	$447.4
Tier 1 leverage ratio*	5.00%	9.65%	8.76%	8.71%	$581.6
Tangible common equity to tangible assets		5.75%	7.33%	6.44%
Tangible equity to tangible assets		7.88%	7.33%	7.35%

*	December 31, 2008 is an estimate
Citizens maintains a very strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 69% deposits, 17% long-term debt, 12% equity, and 2% short-term liabilities. During the fourth quarter of 2008, Citizens increased total deposits by $46.3 million, issued $300.0 million in preferred stock and warrants and participated in the FDIC’s Temporary Liquidity Guarantee Program (“TLGP”). The TLGP provides 100% FDIC coverage to noninterest-bearing deposit accounts and certain interest-bearing checking accounts as well as eligibility for Citizens to issue FDIC-guaranteed unsecured debt through June 30, 2009 in an amount up to approximately $230 million. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Additionally, money market investments and securities available-for-sale could be sold for cash to provide liquidity.
Citizens’ parent company cash resources totaled $261.4 million at December 31, 2008. The parent company’s interest and preferred dividend payment obligations increased from approximately $20 million to approximately $35 million annually as a result of the fourth quarter of 2008 preferred stock issuance. Citizens believes its parent company has more than adequate long-term liquidity.
Net Interest Margin and Net Interest Income
Net interest margin was 3.03% for the fourth quarter of 2008 compared with 3.09% for the third quarter of 2008 and 3.26% for the fourth quarter of 2007. The decrease in net interest margin from the third quarter of 2008 was primarily the result of deposit spread compression due to price competition in Citizens’ markets and an increase in loan balances transferring to nonperforming status, partially offset by expanding commercial and consumer loan spreads.
The decrease in net interest margin from the fourth quarter of 2007 was primarily the result of deposit price competition, the transfer of loans to nonperforming status, and an increase in funding costs related to extending short-term borrowings, partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate. For the full year of 2008, net interest margin declined to 3.09% compared with 3.38% for the full year 2007 as a result of the aforementioned factors.
Net interest income was $85.7 million for the fourth quarter of 2008 compared with $87.3 million for the third quarter of 2008 and $92.2 million for the fourth quarter of 2007. The decrease from the third quarter of 2008 was primarily the result of lower net interest margin, partially offset by a $19.2 million increase in average earning assets. The increase in average earning assets was primarily the result of higher investment portfolio and money market investments balances due to the factors discussed under “Balance Sheet,” partially offset by decreases to commercial and consumer loan portfolio balances as a result of general economic conditions.
The decrease in net interest income compared with the fourth quarter of 2007 was primarily the result of a lower net interest margin, partially offset by a $52.7 million increase in average earning assets. The increase in average earning assets was primarily the result of an increase in commercial loan balances and money market investments balances due to the factors discussed under “Balance Sheet,” partially offset by decreases in the investment portfolio, residential mortgage, and consumer loan portfolio balances.
For the full year of 2008, net interest income declined to $348.9 million compared with $382.2 million for the full year of 2007 as a result of the lower net interest margin, partially offset by a $41.0 million increase in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens continues to manage credit quality challenges proactively, by:
•	Continuing to analyze Citizens’ commercial automobile-related exposure through various forward-looking potential stress scenarios.

•	Expanding the quarterly review of non-watch credits to include commercial and industrial relationships. Coupled with the continuation of reviewing the non-watch commercial real estate relationships, these practices enable Citizens to validate obligor ratings and exposure management strategies.

•	Streamlining collection and modification programs for residential mortgage loans to mitigate foreclosures more effectively.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.
•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.

•	Table 3 — Nonperforming Assets — This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in
Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$3.9	8.67%	$7.3	15.11%	$9.3	18.67%	$6.6	10.71%	$4.6	7.21%
Land Development	5.2	3.92	10.3	8.24	1.1	0.86	16.3	10.24	28.7	17.10
Construction	27.3	10.36	26.1	7.17	11.9	3.46	10.5	2.83	31.7	9.25
Income Producing	76.7	4.93	50.1	3.27	48.5	3.09	29.3	1.87	54.0	3.54
Owner-Occupied	37.5	3.88	21.3	2.13	18.6	1.84	19.0	1.87	20.3	2.04

Total Commercial Real Estate	150.6	5.08	115.1	3.75	89.4	2.88	81.7	2.57	139.3	4.50
Commercial and Industrial	56.5	2.17	29.1	1.08	29.5	1.09	39.9	1.50	39.0	1.53

Total Commercial Loans	207.1	3.72	144.2	2.50	118.9	2.05	121.6	2.09	178.3	3.15

Residential Mortgage	39.5	3.13	37.7	2.95	38.5	2.94	33.5	2.40	46.4	3.21
Direct Consumer	25.5	1.76	19.5	1.32	18.4	1.22	21.7	1.42	24.3	1.55
Indirect Consumer	18.5	2.25	13.6	1.61	14.4	1.73	13.3	1.62	15.9	1.92

Total Delinquent Loans	$290.6	3.19%	$215.0	2.29%	$190.2	2.01%	$190.1	1.99%	$264.9	2.79%

Total delinquencies at December 31, 2008 increased $75.6 million or 35.2% over September 30, 2008 and increased $25.7 million or 9.7% over December 31, 2007 due to the continued weak Midwest economy. When compared with September 30, 2008, the increase in total commercial delinquencies was primarily due to ten large customers requiring proactive mitigation strategies. In general, 40% — 45% of the increase in commercial delinquency is attributable to administrative and renewal matters, such as longer response times for updated appraisals, which delinquencies are generally resolved through discussion with the borrowers.
As part of the overall credit underwriting and review process, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these reviews, action plans are affirmed to address emerging problem loans or to implement a specific plan for removing the loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.

Table 2 — Commercial Watchlist
Accruing loans only

	Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$18.5	41.11%	$20.7	42.86%	$24.2	48.59%	$27.7	44.97%	$27.1	42.48%
Land Development	49.3	37.15	51.8	41.44	47.5	37.05	55.9	35.11	72.7	43.33
Construction	74.8	28.39	104.8	28.78	86.3	25.08	66.7	17.99	90.1	26.30
Income Producing	401.0	25.77	290.3	18.93	239.3	15.24	221.3	14.12	225.5	14.78
Owner-Occupied	178.4	18.44	167.0	16.71	161.8	16.03	155.8	15.34	153.0	15.35

Total Commercial Real Estate	722.0	24.35	634.6	20.67	559.1	18.03	527.4	16.61	568.4	18.35
Commercial and Industrial	436.8	16.78	431.2	15.95	432.5	16.00	407.1	15.34	387.4	15.15

Total Watchlist Loans	$1,158.8	20.82%	$1,065.8	18.46%	$991.6	17.08%	$934.5	16.03%	$955.8	16.90%

Accruing watchlist loans at December 31, 2008 increased $93.0 million or 8.7% over September 30, 2008 and increased $203.0 million or 21.2% over December 31, 2007. The increases are primarily the result of continuing commercial real estate deterioration in Michigan and additional downgrades as a result of closely monitoring borrowers’ repayment capacity in this environment.
Table 3 — Nonperforming Assets

	Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$10.4	23.11%	$11.0	22.77%	$3.4	6.83%	$5.5	8.93%	$4.5	7.05%
Land Development	23.4	17.63	20.6	16.48	22.8	17.78	46.4	29.15	35.6	21.22
Construction	18.3	6.94	25.7	7.06	12.6	3.66	51.9	14.00	28.8	8.41
Income Producing	78.6	5.05	57.6	3.76	23.1	1.47	40.5	2.58	21.5	1.41
Owner-Occupied	31.8	3.29	17.7	1.77	13.1	1.30	23.5	2.31	19.7	1.98

Total Commercial Real Estate	162.5	5.48	132.6	4.32	75.0	2.42	167.8	5.29	110.1	3.55
Commercial and Industrial	64.6	2.48	38.2	1.41	31.6	1.17	20.3	0.76	12.7	0.50

Total Nonperforming Commercial Loans	227.1	4.08	170.8	2.96	106.6	1.84	188.1	3.23	122.8	2.17

Residential Mortgage	59.5	4.71	40.2	3.14	12.4	0.95	45.8	3.29	46.9	3.25
Direct Consumer	15.1	1.04	16.3	1.10	16.3	1.09	13.5	0.88	13.7	0.87
Indirect Consumer	2.6	0.32	2.1	0.25	1.4	0.17	1.7	0.21	2.1	0.25
Loans 90+ days still accruing and restructured	1.7	0.02	1.9	0.02	2.5	0.03	4.4	0.05	3.9	0.04

Total Nonperforming Portfolio Loans	306.0	3.36%	231.3	2.47%	139.2	1.47%	253.5	2.65%	189.4	1.99%
Nonperforming Held for Sale	75.2		86.6		92.6		22.8		21.6
Other Repossessed Assets Acquired	58.0		46.5		54.1		50.3		40.5

Total Nonperforming Assets	$439.2		$364.4		$285.9		$326.6		$251.5

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $439.2 million at December 31, 2008, an increase of $74.8 million or 20.5% over September 30, 2008 and an increase of $187.7 million over December 31, 2007. The increase over September 30, 2008 was primarily the result of a change in status of five commercial relationships, which together totaled $57.0 million, and higher nonperforming residential mortgage loans as a result of general economic deterioration in the Midwest, especially Michigan. The increase over December 31, 2007 was primarily the result of significant deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at December 31, 2008 represented 4.79% of total loans plus other repossessed assets acquired compared with 3.87% at September 30, 2008 and 2.64% at December 31, 2007. Nonperforming commercial loan inflows were $155.5 million in the fourth quarter of 2008 compared with $102.6 million in the third quarter of 2008 and $72.1 million in the fourth quarter of 2007.
Nonperforming commercial loan outflows were $99.2 million in the fourth quarter of 2008 compared with $38.5 million in the third quarter of 2008 and $56.2 million in the fourth quarter of 2007. The fourth quarter of 2008 outflows included $15.2 million loans that returned to accruing status, $14.5 million in loan payoffs and paydowns, $66.5 million in charged-off loans, and $3.0 million transferring to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008		Dec 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$4.6	40.89%	$1.7	14.08%	$0.7	5.62%	$0.5	3.25%	$0.4	2.51%
Land Development	5.8	17.48	6.9	22.08	16.4	51.17	6.6	16.58	6.3	15.02
Construction	10.7	16.24	0.5	0.55	13.8	16.04	1.2	1.29	1.8	2.10
Income Producing	21.7	5.58	4.4	1.15	7.7	1.96	0.9	0.23	2.4	0.63
Owner-Occupied	3.1	1.28	1.3	0.52	3.4	1.35	(0.1)	(0.04)	(0.2)	(0.08)

Total Commercial Real Estate	45.9	6.19	14.8	1.93	42.0	5.42	9.1	1.15	10.7	1.38
Commercial and Industrial	21.9	3.37	0.4	0.06	0.6	0.09	0.9	0.14	1.4	0.22

Total Commercial Loans	67.8	4.87	15.2	1.05	42.6	2.94	10.0	0.69	12.1	0.86

Residential Mortgage	1.6	0.51	0.5	0.16	20.7	6.33	1.8	0.52	2.0	0.55
Direct Consumer	5.9	1.63	3.3	0.89	3.1	0.83	3.0	0.79	2.3	0.59
Indirect Consumer	5.7	2.78	3.4	1.61	2.9	1.39	2.6	1.27	3.3	1.59

Total Net Charge-offs	$81.0	3.48%	$22.4	0.94%	$69.3	2.93%	$17.4	0.74%	$19.7	0.84%

**	Represents an annualized rate.

	Full Year 2008		Full Year 2007

Net charge-offs	$190.1	2.01%	$50.9	0.55%
Net charge-offs totaled $81.0 million or 3.48% of average portfolio loans in the fourth quarter of 2008 compared with $22.4 million or 0.94% of average portfolio loans in the third quarter of 2008 and $19.7 million or 0.84% of average portfolio loans in the fourth quarter of 2007. The increase over the third quarter of 2008 was primarily the result of charging-off four large commercial loans totaling $45.3 million. The increases over the three-month and twelve-month periods of 2007 were primarily the result of higher charge-offs on commercial real estate due to declining real estate values and general economic deterioration in the Midwest.
After determining what Citizens believes is an adequate allowance for loan losses, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $118.6 million in the fourth quarter of 2008, compared with $58.4 million in the third quarter of 2008 and $6.1 million in the fourth quarter of 2007. The increase over the third quarter of 2008 was primarily the result of the aforementioned four large commercial charge-offs as well as continued migration of commercial real estate loans to nonperforming status. This migration, and continuous evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. For the full year of 2008, the provision for loan losses totaled $282.1 million compared with $45.2 million for the full year of 2007 due to the aforementioned factors.
The allowance for loan losses was $255.3 million or 2.80% of portfolio loans at December 31, 2008, compared with $217.7 million or 2.32% at September 30, 2008 and $163.4 million or 1.72% at December 31, 2007. The increases were primarily the result of continued deterioration in commercial real estate loans, signs of potential deterioration in commercial and industrial loans due to recessionary pressures, and an increase in the loss migration rates and extended duration of residential mortgage and consumer loans. Based on current conditions and expectations, Citizens believes that the allowance for loan losses at December 31, 2008 is adequate to address the estimated loan losses inherent in the existing loan portfolio.
Noninterest Income
Noninterest income for the fourth quarter of 2008 was $15.8 million, a decrease of $12.3 million from the third quarter of 2008 and a decrease of $13.5 million from the fourth quarter of 2007. For the full year of 2008, noninterest income totaled $101.7 million, a decrease of $20.8 million from the full year of 2007.
The decrease in noninterest income from the third quarter of 2008 was primarily the result of lower other income ($5.2 million), higher net loss on loans held for sale ($4.6 million), lower mortgage and other loan income ($1.5 million), as well as minor decreases in several other categories. The decrease in other income was primarily due to swap income recognition ($3.4 million) and lower revenue on bank owned life insurance policies ($1.6 million) resulting from lower market interest rates in the fourth quarter of 2008. The decrease in swap income recognition was primarily the result of changes in the credit spreads of Citizens’ swap counterparties and changes in market interest rates as well as hedge ineffectiveness due to cash flow hedges on prime-based loans that were pre-paid. The higher net loss on loans held for sale was primarily the result of updated lower appraisal values on underlying collateral. The decrease in mortgage and other income was primarily the result of lower mortgage origination volume.
The decrease in noninterest income from the fourth quarter of 2007 was primarily due to lower other income ($5.3 million), net loss on loans held for sale ($5.4 million), lower trust fees ($1.1 million), lower mortgage and other loan income ($0.9 million), lower service charges on deposit accounts ($0.6 million), and lower brokerage and investment fees ($0.4 million). The decrease in other income was primarily the result of the aforementioned factors. The net loss on loans held for sale was primarily the result of updated lower appraisal values on the underlying collateral. The decline in trust fees and brokerage and investment fees were primarily the result of recent negative market conditions and lower demand for investment products due to attractively-priced traditional certificates of deposit in Citizens’ markets. The lower mortgage and other loan income was primarily due to weak consumer demand in Citizens’ markets. The decrease in service charges on deposit accounts was primarily due to a decline in customer transaction volume.
The decrease in noninterest income compared to the full year of 2007 was primarily due to a higher net loss on loans held for sale ($8.9 million), lower other income ($5.2 million), lower mortgage and other loan income ($4.6 million), lower trust fees ($2.1 million), and a net decrease from minor changes in several other categories, all as a result of the aforementioned factors, partially offset by higher bankcard fees ($1.3 million). In addition, the other income category included a $2.1 million gain in the first quarter of 2008 due to Citizens’ receipt of proceeds from the partial redemption of its Visa shares.
Noninterest Expense
Noninterest expense for the fourth quarter of 2008 was $78.6 million, an increase of $4.3 million over the third quarter of 2008 and essentially unchanged from the fourth quarter of 2007. For the full year of 2008, noninterest expense totaled $490.7 million, an increase of $163.3 million over the full year of 2007.
The increase in noninterest expense from the third quarter of 2008 was primarily the result of other expense ($3.9 million) and other loan expenses ($2.6 million), partially offset by savings in salaries and employee benefits ($2.5 million). The increase in other expense was primarily the result of a $2.4 million loss related to the repurchase of all auction rate securities sold to wealth management clients ($8.8 million in par value) to restore liquidity to their accounts, a $1.1 million loss on a captive insurance program, and an increase in the FDIC premiums as a result of a mandatory phase-out of FDIC credits, partially offset by lower telephone expenses. Increases in other loan expenses were primarily the result of higher foreclosure expenses ($2.6 million), partially offset by lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. The decrease in salaries and benefits was primarily the result of lower commission-based compensation due to a decline in production volume and a reduction in annual performance-based incentives due to overall corporate performance for 2008.
Noninterest expense was essentially unchanged from the fourth quarter of 2007 as increases in other expense ($3.5 million), other loan expenses ($3.1 million), and ORE expenses, profits, and losses, net ($1.6 million) were substantially offset by a general decline in all expenses due to cost savings and efficiencies implemented throughout 2007 following completion of the Republic merger in December 2006. The increase in other expense was primarily due to higher FDIC premiums as a result of a mandatory phase-out of FDIC credits and industry-wide increases on FDIC insurance, as well as the aforementioned loss on auction rate securities. The increase in other loan expense was primarily the result of higher other mortgage processing fees due to the alliance with PHH Mortgage entered into in the first quarter of 2008 and higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The increase in ORE expenses, profits, and losses, net was primarily the result of owning more repossessed properties.

Salary costs included severance expense of $1.2 million for the fourth quarter of 2008, $2.0 million for the third quarter of 2008, and $3.0 million for the fourth quarter of 2007. Citizens had 2,232 full-time equivalent employees at December 31, 2008 compared with 2,261 at September 30, 2008 and 2,501 at December 31, 2007.
The increase in noninterest expense over the full year of 2007 was primarily due to the aforementioned $178.1 million goodwill impairment charge and the $5.0 million fair-value adjustment on ORE which occurred in the second quarter of 2008, as well as higher other loan expenses ($7.9 million) and ORE expenses, profits, and losses, net ($5.7 million, excluding the aforementioned $5.0 million fair-value adjustment) in 2008 due to the factors discussed above, partially offset by the general decline in all other expense categories due to cost savings and efficiencies implemented during 2007 as well as the effect of $8.2 million in restructuring and merger-related expenses incurred in 2007.
Income Tax Provision
The income tax provision for the fourth quarter of 2008 was $99.6 million, an increase of $109.8 million over the third quarter of 2008 and an increase of $91.1 million over the fourth quarter of 2007. For the full year of 2008, the income tax provision totaled $71.0 million, an increase of $39.7 million over the same period of 2007. The increases over the three-month periods were primarily the result of recording a valuation allowance of $136.6 million against deferred tax assets, partially offset by the effect of lower pre-tax income. Additionally, the increase over the prior year was partially offset by the effect of lower pre-tax income, excluding the non-tax deductible goodwill impairment charge recorded in the second quarter of 2008.
SFAS 109, “Accounting for Income Taxes,” requires that companies assess whether a valuation allowance should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In accordance with SFAS 109, Citizens reviewed its deferred tax asset and determined that due mainly to the significant pre-tax loss in 2008 it must establish a valuation allowance against the entire net deferred tax asset, excluding goodwill. As of December 31, 2008, Citizens recorded a $155.7 million valuation allowance, which consisted of $136.6 million recognized as income tax provision and $19.1 million recognized through the other comprehensive income component of shareholders’ equity in the accompanying consolidated financial statements. Despite the valuation allowance, these assets remain available to offset future taxable income. The deferred tax asset will be analyzed quarterly for changes affecting realizability and the valuation allowance may be reduced or eliminated in future periods accordingly. In making such judgments, significant weight is given to evidence that can be objectively verified. Citizens analyzes changes in near- term market conditions and considers both positive and negative evidence as well as other factors which may impact future operating results in making the decision to establish the valuation allowance.
Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings
Citizens is presenting pre-tax pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision core operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and any impairment charges (including goodwill, credit writedowns and fair-value adjustments) caused by this economic cycle.
The following table reconciles pre-tax pre-provision core operating earnings to consolidated net income (loss) presented in accordance with US generally accepted accounting principles (“GAAP”), which is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, Citizens believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand Citizens’ underlying operating trends separate from the direct effects of the impairment charges, credit issues, fair value adjustments, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this earnings release already isolates all of the challenges and issues related to the credit quality of Citizens’ loan portfolio and its impact on Citizens earnings as reflected in the provision for loan losses.

Pre-Tax Pre-Provision Core Operating Earnings

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2008	2008	2008	2008	2007

Net Income (Loss)	$(195,369)	$(7,176)	$(201,634)	$11,127	$27,967
Income tax provision (benefit)	99,634	(10,192)	(19,401)	929	8,582
Provision for loan losses	118,565	58,390	74,480	30,619	6,055
Goodwill impairment charge	—	—	178,089	—	—
Fair-value writedown on loans held for sale	5,865	1,261	2,248	—	508
Fair-value writedown on ORE	602	675	5,849	937	(427)
Fair-value writedown on bank owned life insurance	2,896	551	—	—	—
Loss on auction rate securities repurchase	2,406	—	—	—	—
SFAS 157 mark-to-market on swaps	2,414	(2,894)	(293)	(514)
Captive insurance impairment charge	1,053	—	—	—	—

Pre-Tax Pre-Provision Core Operating Earnings	$38,066	$40,615	$39,338	$43,098	$42,685

Citizens is very focused on preserving capital, enhancing liquidity, and generating solid operating earnings in the long-term.
Forward-Looking Guidance
Citizens anticipates the following performance for the first quarter of 2009:
•	Net interest income will be slightly lower than the fourth quarter of 2008 due to continued deposit price competition and continued migration of certain loans to nonperforming status.

•	Noninterest income will be higher than the fourth quarter of 2008 primarily due to a lower net loss on loans held for sale.

•	Noninterest expense will be higher than the fourth quarter of 2008 as increases in FDIC premiums, ORE expenses, and advertising are expected to more than offset current savings initiatives.

•	Citizens does not anticipate recording an income tax provision (benefit) during 2009 unless there is a change in the realizability of the deferred tax asset.
Given the uncertainties in the Midwest economy, continued downturn in real estate markets, and volatility in borrower capacities, it is very difficult to give a narrow range of qualitative guidance on net charge-offs and provision expense at this time. Citizens anticipates net charge-offs and provision for loan losses for the first quarter of 2009 will be less than the fourth quarter of 2008, assuming future real estate values stabilize and the recessionary impact on borrowers’ ability to re-pay does not continue to worsen.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures such as those included in the “Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings” section and the “Non-GAAP Reconciliation” table. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses, intangible asset amortization, and the goodwill impairment to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio displayed in the “Selected Quarterly Information” and “Financial Summary and Comparison” tables. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.

Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Stock Repurchase Program
During the fourth quarter of 2008, Citizens did not repurchase any shares of its stock under the stock repurchase program. As of December 31, 2008, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Analyst Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, EVP and CFO, John D. Schwab, EVP and chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, January 23, 2009.
A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until January 30, 2009. To listen to the replay, please dial (800) 727-6189.
Investor Conference Presentation
William R. Hartman, chairman, president and CEO, and Charles D. Christy, EVP and CFO, will present at the Citi 2009 Financial Services Conference in New York City on Tuesday, January 27, 2009 at 2:00 pm Eastern. The presentation may include forward looking information on financial trends, asset quality and earnings outlook.
A live audio webcast will be available on Citizens’ investor relations page at www.citizensbanking.com. A replay will be available at the same website for 90 days. Presentation slides will be posted to Citizens’ website prior to the event.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 233 offices and 266 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 41st largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Deteriorating economic conditions in Michigan and the other Upper Midwest states in which Citizens operates have adversely affected its business and may continue to adversely affect Citizens.

•	Declining real estate markets have adversely affected the value of Citizens’ loan portfolio and may lead to further losses.

•	Citizens may be required to record further impairment charges in respect of its goodwill and other intangible assets.

•	Loan losses, such as those due to changes in loan portfolios, fraud and economic factors, could exceed the amount of losses Citizens has anticipated, requiring additional increases in the allowance that would reduce Citizens’ net income and could have a negative impact on its capital and financial position.

•	A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	The ability of Citizens’ holding company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their legal ability to pay dividends to the holding company as well as the restrictions currently in place on outstanding senior preferred shares (such as the requirement for consent of the U.S. Department of the Treasury to pay dividends) and trust preferred debt.

•	If Citizens is unable to continue to attract core deposits or continue to obtain third party financing on favorable terms, its cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations.

•	Citizens’ ability to have access to interbank or other liquidity sources may be affected by rating agency downgrades or other market factors.

•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers, and could cause Citizens to lend to customers who are less likely to pay in order to maintain historical origination levels.

•	Litigation to which Citizens is a party is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

•	If Citizens is unable to adequately invest in and implement new technology-driven products and services to respond to rapid technological changes in its industry, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.

•	Changes in federal or state banking laws, regulations, and regulatory practices could affect Citizens’ ability to offer new products and services, obtain financing, pay dividends from the subsidiaries to its holding company, attract deposits, or make loans and leases at satisfactory spreads, and could also result in the imposition of additional costs.

•	A lack of market acceptance of Citizens’ new products and services, which are often costly to develop and market initially, would have a negative effect on financial condition and results of operations.

•	Changes in accounting methods, including fair-value adjustments, could negatively impact Citizens’ results of operations and financial condition.

•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.

•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure, which could have a negative effect on expenses and results of operations.

•	Citizens’ controls and procedures may fail or be circumvented, which could have a material adverse effect on its business, results of operations and financial condition.

•	Citizens’ holding company’s articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include any other risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	December 31,	September 30,	December 31,
(in thousands)	2008	2008	2007

Assets
Cash and due from banks	$171,695	$268,944	$241,104
Interest-bearing deposits with banks	214,925	2,568	172
Investment Securities:
Securities available for sale, at fair value	2,248,772	2,018,958	2,132,164
Securities held to maturity, at amortized cost (fair value of $137,846, $134,367 and $129,366, respectively)	138,575	139,574	129,126

Total investment securities	2,387,347	2,158,532	2,261,290
FHLB and Federal Reserve stock	148,764	148,768	148,838
Portfolio loans:
Commercial and industrial	2,602,334	2,703,714	2,557,152
Commercial real estate	2,964,721	3,070,282	3,097,196

Total commercial	5,567,055	5,773,996	5,654,348
Residential mortgage	1,262,841	1,279,696	1,445,214
Direct consumer	1,452,166	1,481,380	1,572,329
Indirect consumer	820,536	843,126	829,353

Total portfolio loans	9,102,598	9,378,198	9,501,244
Less: Allowance for loan losses	(255,321)	(217,727)	(163,353)

Net portfolio loans	8,847,277	9,160,471	9,337,891
Loans held for sale	91,362	106,531	75,832
Premises and equipment	124,217	123,805	132,500
Goodwill	597,218	597,218	775,308
Other intangible assets	21,414	23,540	30,546
Bank owned life insurance	218,333	219,125	214,321
Other assets	263,464	306,449	288,181

Total assets	$13,086,016	$13,115,951	$13,505,983

Liabilities
Noninterest-bearing deposits	$1,143,294	$1,156,419	$1,125,966
Interest-bearing demand deposits	780,176	768,466	782,889
Savings deposits	2,504,320	2,607,974	2,221,813
Time deposits	4,624,616	4,473,216	4,171,257

Total deposits	9,052,406	9,006,075	8,301,925
Federal funds purchased and securities sold under agreements to repurchase	65,015	59,781	488,039
Other short-term borrowings	10,377	63,281	54,128
Other liabilities	164,274	102,391	144,501
Long-term debt	2,192,623	2,347,644	2,939,510

Total liabilities	11,484,695	11,579,172	11,928,103
Shareholders’ Equity
Preferred stock — no par value	266,088	—	—
Common stock — no par value	1,214,469	1,179,661	975,446
Retained earnings	170,358	365,954	597,333
Accumulated other comprehensive (loss) income	(49,594)	(8,836)	5,101

Total shareholders’ equity	1,601,321	1,536,779	1,577,880

Total liabilities and shareholders’ equity	$13,086,016	$13,115,951	$13,505,983

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$138,794	$169,233	$586,073	$684,047
Interest and dividends on investment securities:
Taxable	19,770	20,741	78,089	88,078
Tax-exempt	7,174	7,321	29,096	29,268
Dividends on FHLB and Federal Reserve stock	1,761	1,678	7,269	6,414
Money market investments	178	15	384	104

Total interest income	167,677	198,988	700,911	807,911

Interest Expense
Deposits	53,170	62,179	220,883	257,194
Short-term borrowings	162	8,812	8,029	34,316
Long-term debt	28,658	35,809	123,067	134,222

Total interest expense	81,990	106,800	351,979	425,732

Net Interest Income	85,687	92,188	348,932	382,179
Provision for loan losses	118,565	6,055	282,054	45,177

Net interest (expense) income after provision for loan losses	(32,878)	86,133	66,878	337,002

Noninterest Income
Service charges on deposit accounts	11,714	12,350	47,470	48,051
Trust fees	4,062	5,175	17,967	20,106
Mortgage and other loan income	1,807	2,687	11,443	16,021
Brokerage and investment fees	1,606	2,029	7,109	7,901
ATM network user fees	1,514	1,463	6,319	6,283
Bankcard fees	1,898	1,806	7,440	6,124
Losses on loans held for sale	(5,865)	(508)	(9,373)	(508)
Other income	(981)	4,294	13,368	18,615

Total fees and other income	15,755	29,296	101,743	122,593
Investment securities losses	(1)	—	(1)	(25)

Total noninterest income	15,754	29,296	101,742	122,568
Noninterest Expense
Salaries and employee benefits	37,194	43,644	158,193	175,895
Occupancy	7,214	7,608	28,592	30,971
Professional services	3,644	4,432	15,184	18,031
Equipment	3,156	3,857	12,966	14,650
Data processing services	3,748	3,874	16,470	16,234
Advertising and public relations	1,304	1,212	5,897	7,282
Postage and delivery	1,931	1,863	7,342	7,800
Other loan expenses	5,367	2,281	13,381	5,518
ORE expenses, profits, and losses, net	1,547	(69)	11,008	325
Intangible asset amortization	2,126	2,659	9,132	11,534
Goodwill impairment	—	—	178,089	—
Restructuring and merger-related expenses	—	(356)	—	8,247
Other expense	11,380	7,875	34,448	30,936

Total noninterest expense	78,611	78,880	490,702	327,423

Income (Loss) Before Income Taxes	(95,735)	36,549	(322,082)	132,147
Income tax provision (benefit)	99,634	8,582	70,970	31,305

Net Income (Loss)	$(195,369)	$27,967	$(393,052)	$100,842
Deemed dividend on preferred stock	—	—	(11,737)	—
Accretion of redeemable preferred stock	(227)	—	(227)	—

Net Income (Loss) Attributable to Common Shareholders	$(195,596)	$27,967	$(405,016)	$100,842

Net Income (Loss) Per Common Share:
Basic	$(1.56)	$0.37	$(4.30)	$1.34
Diluted	(1.56)	0.37	(4.30)	1.33
Cash Dividends Declared Per Common Share	—	0.290	0.290	1.160
Average Common Shares Outstanding:
Basic	125,385	75,185	94,156	75,339
Diluted	125,385	75,253	94,156	75,578

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007

Summary of Operations (thousands)
Net interest income	$85,687	$87,318	$87,615	$88,312	$92,188
Provision for loan losses	118,565	58,390	74,480	30,619	6,055
Total fees and other income	15,755	28,005	27,058	30,925	29,296
Investment securities losses	(1)	—	—	—	—
Noninterest expense (1)	78,611	74,301	261,228	76,562	78,880
Income tax provision (benefit)	99,634	(10,192)	(19,401)	929	8,582
Net income (loss) (2)	(195,369)	(7,176)	(201,634)	11,127	27,967
Net income (loss) attributable to common shareholders (3)	(195,596)	(18,913)	(201,634)	11,127	27,967
Taxable equivalent adjustment	4,519	4,593	4,611	4,679	4,673
Cash dividends	—	—	—	21,958	21,941

Per Common Share Data
Net Income (loss):
Basic	$(1.56)	$(0.20)	$(2.53)	$0.15	$0.37
Diluted	(1.56)	(0.20)	(2.53)	0.15	0.37
Dividends	—	—	—	0.290	0.290
Market Value:
High	$4.75	$11.00	$13.97	$14.74	$17.37
Low	1.34	1.75	2.67	10.41	13.00
Close	2.98	3.08	2.82	12.43	14.51
Book value	12.71	12.20	16.12	20.82	20.84
Tangible book value	7.80	7.27	9.62	10.21	10.20
Shares outstanding, end of period (000)	125,997	126,017	95,899	75,748	75,722

At Period End (millions)
Assets	$13,086	$13,116	$13,170	$13,539	$13,506
Portfolio loans	9,103	9,378	9,449	9,573	9,501
Deposits	9,052	9,006	8,661	8,487	8,302
Shareholders’ equity	1,601	1,537	1,546	1,577	1,578

Average Balances (millions)
Assets	$13,074	$13,157	$13,296	$13,442	$13,305
Portfolio loans	9,267	9,456	9,514	9,499	9,335
Deposits	8,998	8,837	8,604	8,417	7,951
Shareholders’ equity	1,559	1,551	1,546	1,579	1,561

Credit Quality Statistics (thousands)
Nonaccrual loans	$304,293	$229,391	$136,741	$249,113	$185,397
Loans 90 or more days past due and still accruing	1,486	1,635	2,179	4,077	3,650
Restructured loans	256	271	285	300	315

Total nonperforming portfolio loans	306,035	231,297	139,205	253,490	189,362
Nonperforming held for sale	75,142	86,645	92,658	22,754	21,676
Other repossessed assets acquired (ORAA)	58,037	46,459	54,066	50,350	40,502

Total nonperforming assets	$439,214	$364,401	$285,929	$326,594	$251,540

Allowance for loan losses	$255,321	$217,727	$181,718	$176,528	$163,353
Allowance for loan losses as a percent of portfolio loans	2.80%	2.32%	1.92%	1.84%	1.72%
Allowance for loan losses as a percent of nonperforming assets	58.13	59.75	63.55	54.05	64.94
Allowance for loan losses as a percent of nonperforming loans	83.43	94.13	130.54	69.64	86.27
Nonperforming assets as a percent of portfolio loans plus ORAA	4.79	3.87	3.01	3.39	2.64
Nonperforming assets as a percent of total assets	3.36	2.78	2.17	2.41	1.86
Net loans charged off as a percent of average portfolio loans (annualized)	3.48	0.94	2.93	0.74	0.84
Net loans charged off (000)	$80,971	$22,381	$69,290	$17,444	$19,660

Performance Ratios (annualized)
Return on average assets	(5.94)%	(0.22)%	(6.10)%	0.33%	0.83%
Return on average shareholders’ equity	(49.86)	(1.84)	(52.47)	2.83	7.11
Average shareholders’ equity / average assets	11.92	11.79	11.62	11.74	11.73
Net interest margin (FTE) (4)	3.03	3.09	3.11	3.12	3.26
Efficiency ratio (5)	74.19	61.96	219.00	61.79	62.52

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in the second quarter of 2008 and restructuring and merger related expenses of ($0.4) million in the fourth quarter of 2007.

(2)	Net income (loss) includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(3)	Net income (loss) attributable to common shareholders includes the following non-cash items: $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008 and $11.7 million deemed dividend to preferred shareholders in the third quarter of 2008.

(4)	Net interest margin is presented on an annualized basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Twelve months ended
	December 31,
	2008	2007	% Change

Summary of Operations (thousands)
Net interest income	$348,932	$382,179	(8.7)%
Provision for loan losses	282,054	45,177	524.3
Total fees and other income	101,743	122,593	(17.0)
Investment securities (losses) gains	(1)	(25)	(97.7)
Noninterest expense (1)	490,702	327,423	49.9
Income tax provision (benefit)	70,970	31,305	126.7
Net income (loss) (2)	(393,052)	100,842	(489.8)
Net income (loss) attributable to common shareholders (3)	(405,016)	100,842	(501.6)
Cash dividends	21,958	87,798	(75.0)

Per Common Share Data
Net Income:
Basic	$(4.30)	$1.34	(420.9)%
Diluted	(4.30)	1.33	(423.3)
Dividends	0.290	1.160	(75.0)

Market Value:
High	$14.74	$26.95	(45.3)
Low	1.34	13.00	(89.7)
Close	2.98	14.51	(79.5)
Book value	12.71	20.84	(39.0)
Tangible book value	7.80	10.20	(23.5)
Shares outstanding, end of period (000)	125,997	75,722	66.4

At Period End (millions)
Assets	$13,086	$13,506	(3.1)%
Portfolio loans	9,103	9,501	(4.2)
Deposits	9,052	8,302	9.0
Shareholders’ equity	1,601	1,578	1.5

Average Balances (millions)
Assets	$13,242	$13,320	(0.6)%
Portfolio loans	9,434	9,212	2.4
Deposits	8,715	8,169	6.7
Shareholders’ equity	1,558	1,550	0.5

Performance Ratios (annualized)
Return on average assets	(2.97)%	0.76%	(490.8)%
Return on average shareholders’ equity	(25.22)	6.51	(487.4)
Average shareholders’ equity / average assets	11.77	11.64	1.1
Net interest margin (FTE) (4)	3.09	3.38	(8.6)
Efficiency ratio (5)	104.61	62.57	67.2
Net loans charged off as a percent of average portfolio loans	2.01	0.55	265.5

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in 2008 and restructuring and merger related expenses of $8.2 million in 2007.

(2)	Net income (loss) includes a deferred tax asset valuation allowance of $136.6 million in 2008.

(3)	Net income (loss) attributable to common shareholders includes the following non-cash items in 2008: $0.2 million accretion of redeemable preferred stock and $11.7 million deemed dividend to preferred shareholders.

(4)	Net interest margin is presented on an annualized basis and includes taxable equivalent adjustments to interest income of $18.4 million and $18.5 million for the twelve months ended December 31, 2008 and 2007, respectively, based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007

Summary of Core Operations (thousands)
Net income (loss)	$(195,369)	$(7,176)	$(201,634)	$11,127	$27,967
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	—	—	(231)
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,382	1,447	1,516	1,591	1,729
Add back: Goodwill impairment	—	—	178,089	—	—

Core operating earnings (loss)	$(193,987)	$(5,729)	$(22,029)	$12,718	$29,465

Average Balances (millions)
Average assets	$13,074	$13,157	$13,296	$13,442	$13,305
Goodwill	(597)	(597)	(713)	(775)	(777)
Core deposit intangible assets	(22)	(25)	(27)	(29)	(32)
Deferred taxes	7	8	9	10	11

Average tangible assets	$12,462	$12,543	$12,565	$12,648	$12,507

Average equity	$1,559	$1,551	$1,546	$1,579	$1,561
Goodwill	(597)	(597)	(713)	(775)	(777)
Core deposit intangible assets	(22)	(25)	(27)	(29)	(32)
Deferred taxes	7	8	9	10	11

Average tangible equity	$947	$937	$815	$785	$763

Performance Ratios (annualized)
Core operating earnings (loss)/average tangible assets	(6.19)%	(0.18)%	(0.71)%	0.40%	0.93%
Core operating earnings (loss)/average tangible equity	(81.48)	(2.43)	(10.87)	6.52	15.32

(1)	Tax effect of ($125) for the 4th quarter of 2007.

(2)	Tax effect of $744, $779, $817, and $856 for 4th, 3rd, 2nd, and 1st quarters of 2008, respectively, and $930 for the 4th quarter of 2007.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2008	2008	2008	2008	2007

NONINTEREST INCOME:
Service charges on deposit accounts	$11,714	$12,254	$12,036	$11,466	$12,350
Trust fees	4,062	4,513	4,608	4,784	5,175
Mortgage and other loan income	1,807	3,269	3,023	3,344	2,687
Brokerage and investment fees	1,606	1,376	2,211	1,916	2,029
ATM network user fees	1,514	1,715	1,677	1,413	1,463
Bankcard fees	1,898	1,874	1,924	1,744	1,806
Gains (losses) on loans held for sale	(5,865)	(1,261)	(2,248)	1	(508)
Other income	(981)	4,265	3,827	6,257	4,294

Total fees and other income	15,755	28,005	27,058	30,925	29,296
Investment securities losses	(1)	—	—	—	—

TOTAL NONINTEREST INCOME	$15,754	$28,005	$27,058	$30,925	$29,296

NONINTEREST EXPENSE:
Salaries and employee benefits	$37,194	$39,728	$39,046	$42,225	$43,644
Occupancy	7,214	6,749	6,954	7,675	7,608
Professional services	3,644	3,246	4,531	3,763	4,432
Equipment	3,156	3,160	3,420	3,230	3,857
Data processing services	3,748	4,185	4,233	4,304	3,874
Advertising and public relations	1,304	1,297	1,458	1,838	1,212
Postage and delivery	1,931	1,626	2,058	1,727	1,863
Other loan expenses	5,367	2,755	3,448	1,811	2,281
ORE expenses, profits, and losses, net	1,547	1,825	6,394	1,242	(69)
Intangible asset amortization	2,126	2,226	2,333	2,447	2,659
Goodwill impairment	—	—	178,089	—	—
Restructuring and merger-related expenses	—	—	—	—	(356)
Other expense	11,380	7,504	9,264	6,300	7,875

TOTAL NONINTEREST EXPENSE	$78,611	$74,301	$261,228	$76,562	$78,880

Average Balances, Yields and Rates

	Three Months Ended
	December 31, 2008		September 30, 2008		December 31, 2007
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Earning Assets
Money market investments	$122,574	0.58%	31,955	1.99%	1,318	4.61%
Investment securities:
Taxable	1,567,930	5.04	1,435,883	5.09	1,593,595	5.21
Tax-exempt	670,015	6.59	674,102	6.64	675,459	6.67
FHLB and Federal Reserve stock	148,765	4.71	148,782	5.13	145,253	4.59
Portfolio loans
Commercial and industrial	2,665,081	5.21	2,738,993	5.42	2,385,971	6.97
Commercial real estate	3,031,173	6.26	3,087,556	6.28	3,074,207	7.56
Residential mortgage	1,271,909	5.89	1,294,952	5.90	1,448,125	6.56
Direct consumer	1,466,810	6.38	1,491,328	6.63	1,584,772	7.64
Indirect consumer	832,379	6.81	843,549	6.73	841,480	6.83

Total portfolio loans	9,267,352	5.98	9,456,378	6.07	9,334,555	7.20
Loans held for sale	100,011	1.37	110,377	1.99	73,796	4.23

Total earning assets	11,876,647	5.78	11,857,477	5.92	11,823,976	6.85

Nonearning Assets
Cash and due from banks	193,667		221,332		209,013
Bank premises and equipment	124,195		124,343		132,297
Investment security fair value adjustment	(25,650)		850		17,402
Other nonearning assets	1,129,453		1,140,661		1,296,783
Allowance for loan losses	(224,674)		(187,981)		(174,443)

Total assets	$13,073,638		$13,156,682		$13,305,028

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$752,477	0.64%	$788,495	0.67%	$773,462	0.69%
Savings deposits	2,545,445	1.35	2,601,866	1.59	2,147,236	2.79
Time deposits	4,559,987	3.78	4,300,715	3.82	3,898,732	4.65
Short-term borrowings	80,315	0.81	226,893	1.86	774,778	4.51
Long-term debt	2,324,252	4.91	2,420,601	4.99	2,880,587	4.94

Total interest-bearing liabilities	10,262,476	3.18	10,338,570	3.25	10,474,795	4.05
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,140,337		1,146,010		1,132,050
Other liabilities	111,863		121,521		137,622
Shareholders’ equity	1,558,962		1,550,581		1,560,561

Total liabilities and shareholders’ equity	$13,073,638		$13,156,682		$13,305,028

Interest Spread		2.60%		2.67%		2.80%
Contribution of noninterest bearing sources of funds		0.43		0.42		0.46

Net Interest Margin (1)		3.03%		3.09%		3.26%

(1)	Net interest margin is presented on an annualized basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

Average Balances, Yields and Rates

	Twelve Months Ended December 31,
	2008		2007
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)

Earning Assets
Money market investments	40,551	0.95%	1,940	5.37%
Investment securities
Taxable	1,503,983	5.19	1,726,042	5.10
Tax-exempt	673,395	6.65	671,753	6.70
FHLB and Federal Reserve stock	148,806	4.89	137,676	4.66
Portfolio loans
Commercial and industrial	2,656,982	5.52	2,138,853	7.38
Commercial real estate	3,104,815	6.45	3,103,082	7.68
Residential mortgage	1,334,706	6.11	1,490,447	6.62
Direct consumer	1,507,073	6.74	1,638,084	7.80
Indirect consumer	830,376	6.75	841,600	6.76

Total portfolio loans	9,433,952	6.21	9,212,066	7.38
Loans held for sale	87,565	3.19	97,744	7.42

Total earning assets	11,888,252	6.05	11,847,221	6.98
Nonearning Assets
Cash and due from banks	203,431		198,908
Bank premises and equipment	126,255		136,135
Investment security fair value adjustment	6,544		3,879
Other nonearning assets	1,206,143		1,307,126
Allowance for loan losses	(189,072)		(173,148)

Total assets	$13,241,553		$13,320,121

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$771,735	0.66%	$831,983	0.69%
Savings deposits	2,551,570	1.73	2,188,296	2.92
Time deposits	4,268,931	4.02	4,008,919	4.68
Short-term borrowings	318,404	2.52	721,086	4.76
Long-term debt	2,520,181	4.88	2,728,181	4.92

Total interest-bearing liabilities	10,430,821	3.37	10,478,465	4.06
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,122,974		1,139,695
Other liabilities	129,344		152,000
Shareholders’ equity	1,558,414		1,549,961

Total liabilities and shareholders’ equity	$13,241,553		$13,320,121

Interest Spread		2.68%		2.92%
Contribution of noninterest bearing sources of funds		0.41		0.46

Net Interest Margin (1)		3.09%		3.38%

(1)	Net interest margin is presented on an annualized basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2008	2008	2008	2008	2007

Commercial and industrial	$64,573	$38,168	$31,599	$20,268	$12,659
Commercial real estate	162,544	132,629	75,082	167,836	110,159

Total commercial(1)	227,117	170,797	106,681	188,104	122,818
Residential mortgage	59,515	40,234	12,414	45,796	46,865
Direct consumer	15,049	16,270	16,273	13,503	13,657
Indirect consumer	2,612	2,090	1,373	1,710	2,057
Loans 90 days or more past due and still accruing	1,486	1,635	2,179	4,077	3,650
Restructured loans	256	271	285	300	315

Total nonperforming portfolio loans	306,035	231,297	139,205	253,490	189,362
Nonperforming held for sale	75,142	86,645	92,658	22,754	21,676
Other Repossessed Assets Acquired	58,037	46,459	54,066	50,350	40,502

Total nonperforming assets	$439,214	$364,401	$285,929	$326,594	$251,540

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$155.5	$102.6	$54.5	$99.0	$72.1
Outflows	(99.2)	(38.5)	(135.9)	(33.7)	(56.2)

Net change	$56.3	$64.1	$(81.4)	$65.3	$15.9

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2008	2008	2008	2008	2007

Allowance for loan losses — beginning of period	$217,727	$181,718	$176,528	$163,353	$176,958

Provision for loan losses	118,565	58,390	74,480	30,619	6,055

Charge-offs:
Commercial and industrial	22,813	2,222	921	1,045	1,723
Commercial real estate	46,058	15,063	42,225	9,132	11,219

Total commercial	68,871	17,285	43,146	10,177	12,942
Residential mortgage	1,565	497	20,738	1,769	2,013
Direct consumer	6,239	3,603	3,631	3,522	2,706
Indirect consumer	6,299	3,924	3,525	3,141	3,729

Total charge-offs	82,974	25,309	71,040	18,609	21,390

Recoveries:
Commercial and industrial	904	1,805	302	142	348
Commercial real estate	151	274	241	50	489

Total commercial	1,055	2,079	543	192	837
Residential mortgage	2	12	15	—	76
Direct consumer	385	304	565	472	370
Indirect consumer	561	533	627	501	447

Total recoveries	2,003	2,928	1,750	1,165	1,730

Net charge-offs	80,971	22,381	69,290	17,444	19,660

Allowance for loan losses — end of period	$255,321	$217,727	$181,718	$176,528	$163,353

Reserve for loan commitments — end of period	$3,941	$4,274	$5,154	$5,293	$5,571